Exhibit 23.3

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in this Registration Statement on Form S-4 of Seacoast Banking Corporation of Florida of our report dated February 15, 2022, relating to the consolidated financial statements of Drummond Banking Company, appearing elsewhere in this proxy statement/prospectus.

We also consent to the reference of our Firm under the heading “Experts” in this proxy statement/prospectus.

July 1, 2022